UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2006

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modifications to Rights of Security Holders.

On January 3, 2006, the Registrant’s Board of Directors (the “Board”) authorized the reduction in the exercise price of certain warrants issued to Friedland Capital Inc., (“Friedland”) on March 1, 2005, for public and investor relations services. Friedland was allowed: (i) a reduced exercise price on the 200,000 warrants held, to reflect a $0.12 per share exercise price, a reduction of $0.18 per share from the original issue exercise price of $0.30, and (ii) provide both a cash and cashless method of exercise. Furthermore, Friedland assigned 80,000 of the original 200,000 warrant shares to a principal within Friedland Capital Inc.

On March 31, 2006, the Board authorized an extension to 4,299,850 warrants issued in connection with the Registrant’s October 2003 private placement. The warrants were originally due to expire in October 2004, but were extended by the Board to October 2005; and subsequently further extended by the Board until November 30, 2005; and subsequently further extended by the Board until March 31, 2006. The Board has authorized an extension in the expiration of the warrants from the previous extended dates until April 28, 2006. The terms of the warrants were as follows: each warrant represents the right to purchase one (1) share of the Registrant’s common stock (the “Shares”), $0.01 par value, at an exercise price of $0.75 per share until March 31, 2006. Concurrent with the extension, the Board authorized (i) a reduction in the exercise price on 4,241,500 of the October 2003 private placement warrants, to reflect a $0.25 per share exercise price, a reduction of $0.50 per share from the original issue exercise price of $0.75 until the new expiration date of April 28, 2006, and (ii) for each two Shares purchased upon exercise, the holder will receive a new three-year warrant to purchase one share of the Registrant’s common stock (“New Warrant”) with an exercise price of $0.50 per share. The minimum amount required for exercise is 4,000 Shares per holder ($1,000) thereby receiving a New Warrant exercisable into 2,000 shares of common stock. The warrants are redeemable by the Registrant at a redemption price of $0.01 per redeemable warrant at any time on 10 days’ notice, provided that the market price of its common stock equals or exceeds $1.50 per share for 10 consecutive trading days.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: April 4, 2006	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer